Exhibit 2.2

Business Number E0076542012 - 2 Filed in the Office of Secretary of State State Of Nevada Filing Number 20233549882 Filed On 10/10/2023 12:03:00 PM Number of Pages 3

12 : 03 : 20 p . m . 10 - 10 - 2023 s I 18178871604 ro : Page: 5 of 6 2023 - 10 - 10 19:03:41 GMT 18178871604 From: Eric Newlan FRAN C ISCO V. AGUILAR Secretary of - State 401 North Carson Street Carson City, Nevada 89701 - 4 2 01 (775) 684 - 6708. Website: www.nvsos.gov 4 5 6 ( Profit Corporation: Certificate of Amendment ( P u RsuANr ro NRs 1s . 3s o & ?a . Jssna. 3 90 ) C e rtificate to Accompany Restated Articles or Amended and Restated Articles ( PuRsuA N1 ro NRs 1s A 03j Officer's Statement (PuRs u ANnoNRsao .o3 o ) Date : Time : (must not be later t han , 9.0 days after the certificate is filed) . tffective Date and Time : ( Optional) Changes to t akes the fol l owing effect: 0 The entity name has been .amended . [ ] The registered agent has been changed . {attach Certificate of Acceptance from hew reg i stered agent) C: l The purpose of the entity has been amended. · The authorized sha r es have been amended . The dir.ectors, managers or general pa.rtners have been amended . IRS tax language has been added . C:] Articles have been added . 0 Articles have been deleted . . :] Other. The - articles have been ame:1ded as follows: (provitje article numbers, if available) "6 . 1. Authorized Capital Stock. In the best interests ... see Attachment ( attach addi1i o nat page(s) i.f n e c es s ar y ) . Information Being Changed : ( Domes tic co r porat i o n s only) j Chief Executive Officer . Signature: Required } Sig n ature o f Offi c er o r - Author i zed S i gner Title x _ S i gnature o f Officer o r Author iz ed Signer T i tle I t any proposed amendmen t wo u ld alter or cha · n ge any preference or any relative or othe r right giv e n to ;;iny clal!is or s e r i es o f outstanding shares, then the amendment must be approved b y Um vo t e . in a dditi on ta t h e affirmative vote otherwise - required , of the holders o f s h ares (eprn.sen t ing a majo r ity of the vo ti ng power of each class or ser i es affected by · the amendment regardless ta. lim i tations o r r estrictions on the vo t ing power t h ereof. Please • include any required or opti o nal information in space below: (attac h addi ti onal page(s) if necessary) This form must be accompanied by appropriate fees . P age 2 - 0f2 Re vi sed : 81 1 1202 3

1203 : 2 0 p . m . 10 - 10 - 2 0 23 1 6 1 18178871604 ro : Page : 6 of 6 2023 - 10 - 10 19:03:41 GMT 18178871604 5. Information Being Changed (continuation): " 6 . 1 . Authorized Capital · Stock . In t he best interests ofthe Corporation and its shareholders, there shall he a reverse split of the currentl y outstanding · shares of the Corporntion's $ 0 . 00001 par va lue common stock (the " Common Stock " ), on a one - for - thr ee - hundred ( 1 - for - 300 ) basis, th at is, each three hundred ( 30 0 ) shares shall become one (1) share of Corporation . Common Stock , to b e carried out as soon as possible, and t his A . rticle 6 of the Amended and . Restated Articles of Incorporation of the Corporation shall be amended to effect a l - for - 300 reverse st ock split to re - authorize One Billion ( 1 , 000 , 000 , 000 ) s h ares 9 f Commo n Stock with a par value of $ 0 . 0001 per share and to reaffirm the prior authorization of Fifty Million ( 50 , 000 , 000 ) shares of preferred stock (the "Preferred Stock '') with a par value of $ 0 ; 0000 1 per share . '' From : Er ic Newlan - - -